Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release
FOR RELEASE:       Immediately

FROM:	Financial/Investor Contact	Media Contact

	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Announces Fourth Quarter 2010 Earnings
of $2.35 per Share and Provides 2011 Earnings Guidance
•	Fourth quarter revenues of $1.32 billion increased 11 percent from prior year

•	Adjusted earnings increased 26 percent to $2.45 per share, excluding restructuring and impairment charges of $.10 per share

•	Tax benefits totaling $19 million favorably impacted earnings by $.28 per share

•	Share repurchases in the quarter totaled $174 million

•	Earnings guidance for 2011 EPS provided at $11.05 to $11.55
CLEVELAND, February 2, 2011 — The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the fourth quarter ended December 31, 2010, were $157 million, or $2.35 per diluted share, including after-tax restructuring and impairment charges of $7.1 million, or $.10 per diluted share, primarily due to pension settlements related to the closure of the company’s Canadian additives facility. Earnings for the fourth quarter of 2009 were $134 million, or $1.92 per diluted share, which included after-tax restructuring and impairment charges of $1.8 million, or $.03 per diluted share, primarily related to closure of the company’s Canadian additives facility and expenses associated with the company’s cost reduction actions initiated in the first quarter of 2009.
Fourth Quarter Consolidated Results
Consolidated revenues for the fourth quarter increased 11 percent to $1.32 billion compared with $1.19 billion in the fourth quarter of 2009. The year-over-year increase in revenues largely was due to a 9 percent improvement in the combination of price and product mix and 4 percent higher volume that more than offset a 2 percent impact from unfavorable currency.
Excluding the restructuring and impairment charges in both periods, adjusted earnings were $164 million, or $2.45 per diluted share, for the fourth quarter of 2010 compared with $136 million, or $1.95 per diluted share, for the fourth quarter of 2009.

Adjusted earnings per share for the fourth quarter of 2010 increased compared with the prior-year fourth quarter largely due to improvement in the combination of price and product mix, higher volume, a lower effective tax rate and fewer shares outstanding. These positive factors impacting earnings more than offset the effect of higher raw material and manufacturing costs and increased research and testing expenses.
During the fourth quarter of 2010, the company recorded a tax benefit of approximately $19 million associated with the settlement of audits and the expiration of statutes of limitations. This benefit contributed to a reduction in the company’s quarterly effective tax rate to 19.3 percent and favorably impacted earnings in the quarter by approximately $.28 per diluted share.
Commenting on the results, CEO James Hambrick stated, “We had a good finish to another excellent year for revenues and earnings. Volumes for the quarter came in very close to plan, ahead of last year and in line with our historical quarterly volume trends. And in looking at our full-year performance, I am particularly pleased by the growth in volume, revenue and operating income that both segments demonstrated versus the year-earlier period.”
Consolidated 2010 Results
For the full year of 2010, consolidated revenues increased 18 percent to $5.42 billion compared with $4.59 billion for the full year of 2009. Consolidated earnings were $732.2 million, or $10.64 per diluted share, including after-tax restructuring and impairment charges of $7.7 million, or $.11 per diluted share. Earnings for the full year of 2009 were $500.8 million, or $7.26 per diluted share, including after-tax restructuring and impairment charges of $19.8 million, or $.29 per diluted share. Excluding the restructuring and impairment charges from both periods, 2010 adjusted earnings of $10.75 per diluted share compared with adjusted earnings of $7.55 per diluted share for 2009.
The company recorded foreign tax credit benefits of $.56 per diluted share in the third quarter of 2010, in addition to the tax benefits associated with the settlement of audits and the expiration of statutes of limitations of $.28 per diluted share in the fourth quarter of 2010. When excluding these significant tax benefits, 2010 pro forma adjusted earnings of $9.91 per diluted share compared with adjusted earnings of $7.55 per diluted share for 2009.
Cash flow from operations for 2010 was $689 million, down from $951 million in the year-earlier period. The decrease primarily was attributable to the change in inventory quantities between the two periods together with higher cost inventory in 2010 and higher receivables from increased revenues and the recognition of the income tax receivable associated with the foreign tax credits, partially offset by the improvement in earnings and the higher accounts payable. Capital expenditures for 2010 were approximately $176 million, which compared with $140 million in the prior-year period. The company’s cash balance at December 31, 2010, was $896 million compared with a cash balance of $991 million at December 31, 2009.
Share Repurchases During the Fourth Quarter of 2010
The company continued its share repurchase activity during the fourth quarter of 2010 by purchasing 1.63 million shares for $174 million. During 2010, the company spent $500 million to repurchase 5.31 million shares, or 7.8 percent of the shares outstanding at December 31, 2009, at an average price of approximately $94 per share.

Approximately 3.44 million shares remain under the existing share repurchase authorization. Through this program, Lubrizol expects to make purchases from time to time either in the open market or through private transactions. Although the repurchase program does not include a specific timetable or price targets and may be suspended or terminated at any time, the company expects the current program will be completed by year-end 2011.
Personal Care Assets Acquired from Nalco
On January 26, 2011, Lubrizol announced the acquisition of Nalco Performance Products Group, a supplier of value-added specialty polymers and formulation additives marketed to the global personal care and household care industries. This acquisition, structured as an asset sale, expands the strategic portfolio of the Noveon® Consumer Specialties product line within the Advanced Materials segment. For the 12 months ended December 2010, the Nalco personal care business generated sales of approximately $45 million. The deal closed on January 21, 2011, and will be accretive to earnings within the first year.
Earnings Outlook
The company issued full-year earnings guidance for 2011 in the range of $11.05 to $11.55 per diluted share. For 2010, the company reported earnings of $10.64 per diluted share, including $.11 per share of restructuring and impairment charges and $.84 per share in favorable, significant income tax benefits. The company’s projected range of earnings for 2011 represents an increase of 12 percent to 17 percent compared with 2010 pro forma adjusted earnings of $9.91 per share, which excludes the restructuring and impairment charges and the significant tax benefits recognized in 2010.
Key assumptions for this guidance include:
•	Consolidated volume growth of approximately 4 to 5 percent;

•	Consolidated gross margins of approximately 33 percent;

•	STAR expenses of approximately 12 percent of revenues;

•	Corporate overhead expense of approximately $90 million;

•	Depreciation and amortization of approximately $180 million;

•	Net interest expense of approximately $96 million;

•	An effective tax rate of 32.0 percent for the year;

•	The euro to average $1.31 for the year;

•	Working capital use of cash of approximately $90 million;

•	Capital expenditures for the year in the range of $300 million to $320 million, primarily driven by continued spending on the new Additives facility in China;

•	Dividends of approximately $113 million during the year;

•	Pension contribution and expense of $65 million and $50 million, respectively; and

•	Repurchases of approximately 3.44 million shares during the year, which will complete the existing repurchase authorization.
Regarding the new earnings guidance, Hambrick noted, “Our earnings target for 2011 places us on the proper trajectory to achieve our longer-term goal of $13.50 per share by 2013. We expect continuing, gradual economic recovery in 2011, so we are projecting a more moderate volume growth rate this year compared with 2010, which benefited from a strong rebound in several product lines. With steady recovery, we expect commodity prices to rise and that will put pressure on raw materials. We have been seeing some of this, and we have already undertaken pricing action in both segments to address these cost increases. We will be diligent with our pricing throughout the year to ensure full recovery.”
“Importantly, this year we will continue to invest in the people, technology and infrastructure necessary to build a stronger foundation for the near and long term. And in doing so, we aim to make our customers more successful by delivering the technology and material solutions they value, particularly in the emerging markets. In this commitment, shareholders will also be rewarded, both through the growth of our high-quality businesses and through the prudent deployment of our strong balance sheet.”
Conference Call on the Web
A live audio webcast of the fourth quarter earnings conference call with investors will be held on February 2 at 11:00 a.m. Eastern Time on the Investors page of www.lubrizol.com and will be available for replay for 30 days. Following the call, a transcript will be posted on the Investors page of the Web site in the Financial Reports section.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,900 employees worldwide. Revenues for 2010 were $5.4 billion. For more information, visit www.lubrizol.com.
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This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to manage margins in an environment of volatile raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in management’s discussion and analysis of the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues	$1,317.3	$1,188.3	$5,417.8	$4,586.3
Cost of sales	905.1	801.3	3,626.8	3,071.0

Gross profit	412.2	387.0	1,791.0	1,515.3

Selling and administrative expenses	113.2	111.9	452.1	435.2
Research, testing and development expenses	65.5	59.1	225.8	212.1
Amortization of intangible assets	6.2	6.4	24.9	25.2
Restructuring and impairment charges	10.7	3.1	11.7	30.4
Other income — net	(6.3)	(8.7)	(21.8)	(16.4)
Interest expense — net	23.6	25.4	94.0	103.0

Income before income taxes	199.3	189.8	1,004.3	725.8
Provision for income taxes	38.5	51.4	255.6	211.6

Net income	160.8	138.4	748.7	514.2
Net income attributable to noncontrolling interests	4.1	4.2	16.5	13.4

Net income attributable to The Lubrizol Corporation	$156.7	$134.2	$732.2	$500.8

Earnings per share attributable to The Lubrizol Corporation:

Basic	$2.41	$1.95	$10.88	$7.36

Diluted	$2.35	$1.92	$10.64	$7.26

Weighted-average common shares outstanding:

Basic	65.1	68.6	67.3	68.1

Diluted	66.8	69.9	68.8	69.0

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	December 31,
	2010	2009
Assets
Cash and cash equivalents	$896.2	$991.0
Receivables	723.5	615.1
Inventories	821.8	630.5
Other current assets	108.6	110.0

Total current assets	2,550.1	2,346.6

Property and equipment — net	1,183.5	1,187.6
Goodwill and intangible assets — net	1,065.0	1,121.4
Other assets	168.4	114.4

Total	$4,967.0	$4,770.0

Liabilities and Equity
Current portion of long-term debt	$0.4	$0.3
Accounts payable	369.2	299.5
Accrued expenses and other current liabilities	351.3	337.4

Total current liabilities	720.9	637.2

Long-term debt	1,351.6	1,390.3
Other noncurrent liabilities	613.8	612.7

Total liabilities	2,686.3	2,640.2

Redeemable stock-based awards	9.6	—

Total equity	2,271.1	2,129.8

Total	$4,967.0	$4,770.0

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Years Ended
	December 31,
	2010	2009
Cash provided by (used for):
Operating activities:
Net income	$748.7	$514.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	169.0	170.3
Deferred income taxes	18.3	15.7
Stock-based compensation	19.3	21.4
Restructuring and impairment charges	3.9	13.1
Net change in working capital	(217.2)	210.4
Payment for land-use rights	(29.2)	—
Other items — net	(23.9)	6.0

Total operating activities	688.9	951.1

Investing activities:
Capital expenditures	(175.9)	(139.9)
Other items — net	(1.8)	10.9

Total investing activities	(177.7)	(129.0)

Financing activities:
Changes in short-term debt — net	—	(4.8)
Repayments of long-term debt	(46.0)	(640.9)
Proceeds from the issuance of long-term debt	—	693.6
Proceeds from government grant	20.0	—
Payment of Treasury rate lock upon settlement	—	(16.7)
Payment of debt issuance costs	(2.9)	(7.2)
Dividends paid	(93.5)	(84.0)
Dividends to noncontrolling interests	(10.6)	(6.6)
Common shares purchased	(500.3)	—
Proceeds from the exercise of stock options	19.7	32.9
Tax benefit from the exercise of stock options and awards	15.2	11.0

Total financing activities	(598.4)	(22.7)

Effect of exchange rate changes on cash	(7.6)	5.4

Net (decrease) increase in cash and cash equivalents	(94.8)	804.8

Cash and cash equivalents at the beginning of period	991.0	186.2

Cash and cash equivalents at the end of period	$896.2	$991.0

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues from external customers:
Lubrizol Additives	$938.3	$838.8	$3,884.3	$3,283.9
Lubrizol Advanced Materials	379.0	349.5	1,533.5	1,302.4

Total revenues	$1,317.3	$1,188.3	$5,417.8	$4,586.3

Segment operating income:
Lubrizol Additives	$205.4	$191.4	$971.2	$787.8
Lubrizol Advanced Materials	45.3	46.1	227.5	168.7

Total segment operating income	250.7	237.5	1,198.7	956.5

Corporate expenses	(18.4)	(19.1)	(94.9)	(95.6)
Corporate other income (expense) — net	1.3	(0.1)	6.2	(1.7)
Restructuring and impairment charges	(10.7)	(3.1)	(11.7)	(30.4)
Interest expense — net	(23.6)	(25.4)	(94.0)	(103.0)

Income before income taxes	$199.3	$189.8	$1,004.3	$725.8

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three Months and Years Ended December 31, 2010 and 2009
Reconciliation of Earnings to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (GAAP). Earnings as adjusted may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP, as non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations. We believe that earnings as adjusted for the exclusion of restructuring and impairment charges assists the investor in evaluating the results of our core operating activities and provides greater comparability with historical results where such charges may be materially different. We use earnings as adjusted to measure and evaluate performance and to determine, in part, incentive compensation. We believe that the presentation of both GAAP and non-GAAP measures may assist investors in comparing our performance with that of peer companies presenting similar non-GAAP measures.

	Three Months Ended			Three Months Ended
	December 31, 2010			December 31, 2009
	Income	Net Income		Income	Net Income
	Before	Attributable	Diluted	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS	Tax	to Lubrizol	EPS

Earnings	$199.3	$156.7	$2.35	$189.8	$134.2	$1.92

Adjustments:
Restructuring and impairment charges	10.7	7.1	0.10	3.1	1.8	0.03

Earnings as adjusted (Non-GAAP)	$210.0	$163.8	$2.45	$192.9	$136.0	$1.95

	Year Ended			Year Ended
	December 31, 2010			December 31, 2009
	Income	Net Income		Income	Net Income
	Before	Attributable	Diluted	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS	Tax	to Lubrizol	EPS

Earnings	$1,004.3	$732.2	$10.64	$725.8	$500.8	$7.26

Adjustments:
Restructuring and impairment charges	11.7	7.7	0.11	30.4	19.8	0.29

Earnings as adjusted (Non-GAAP)	$1,016.0	$739.9	$10.75	$756.2	$520.6	$7.55

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three Months and Year Ended December 31, 2010
Reconciliation of Earnings to Earnings As Adjusted and
Pro forma Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (GAAP). Earnings as adjusted may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP, as non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations. We believe that earnings as adjusted for the exclusion of restructuring and impairment charges assists the investor in evaluating the results of our core operating activities and provides greater comparability with historical results where such charges and benefits may be materially different. We use earnings as adjusted to measure and evaluate performance and to determine, in part, incentive compensation. Earnings as adjusted is further adjusted for the recognition of foreign tax credit benefits in the third quarter and significant tax benefits in the fourth quarter related to the settlement of tax audits and expiration of statutes of limitations to derive pro forma earnings as adjusted. We believe that pro forma earnings as adjusted for the exclusion of significant tax benefits that occur infrequently assists the investor in evaluating our results and provides greater comparability with historical results where such tax benefits may be materially different or not exist at all. We believe that the presentation of both GAAP and non-GAAP measures may assist investors in comparing our performance with that of peer companies presenting similar non-GAAP measures.

	Three Months Ended
	December 31, 2010
	Income	Net Income
	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS
|	| |
Earnings	$199.3	$156.7	$2.35

Adjustments:
Restructuring and impairment charges	10.7	7.1	0.10

Earnings as adjusted (Non-GAAP)	210.0	163.8	2.45

Pro forma adjustments:
Tax benefits in the fourth quarter related to the settlement of tax audits and expiration of statutes of limitations	—	(19.1)	(0.28)

Pro forma Earnings as adjusted (Non-GAAP)	$210.0	$144.7	$2.17

	Year Ended
	December 31, 2010
	Income	Net Income
	Before	Attributable	Diluted
	Tax	to Lubrizol	EPS
|	| |
Earnings	$1,004.3	$732.2	$10.64

Adjustments:
Restructuring and impairment charges	11.7	7.7	0.11

Earnings as adjusted (Non-GAAP)	1,016.0	739.9	10.75

Pro forma adjustments:
Foreign tax credit benefits	—	(38.6)	(0.56)
Tax benefits in the fourth quarter related to the settlement of tax audits and expiration of statutes of limitations	—	(19.1)	(0.28)

Pro forma Earnings as adjusted (Non-GAAP)	$1,016.0	$682.2	$9.91

THE LUBRIZOL CORPORATION
Supplemental Financial Information
For the Three Months and Years Ended December 31, 2010 and 2009
Reconciliation of Net Income Attributable to The Lubrizol Corporation
to Earnings Before Interest and Taxes (EBIT), and Before Restructuring
and Impairment Charges (Adjusted EBIT)
(In Millions of Dollars)
Earnings before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes and restructuring and impairment charges (Adjusted EBIT) (Non-GAAP) are measures of income that differ from net income attributable to The Lubrizol Corporation measured in accordance with generally accepted accounting principles (GAAP). EBIT and Adjusted EBIT may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP. EBIT is defined as net income attributable to The Lubrizol Corporation per our consolidated results, adjusted for interest expense — net and the provision for income taxes. EBIT is further adjusted for restructuring and impairment charges to derive Adjusted EBIT. We believe that net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation and may assist investors in comparing our performance with that of peer companies presenting similar non-GAAP measures. In addition, we evaluate results using net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income attributable to The Lubrizol Corporation	$156.7	$134.2	$732.2	$500.8
Add back:
Interest expense — net	23.6	25.4	94.0	103.0
Provision for income taxes	38.5	51.4	255.6	211.6

Earnings before interest and taxes (EBIT)	218.8	211.0	1,081.8	815.4

Restructuring and impairment charges	10.7	3.1	11.7	30.4

Earnings before interest, taxes and restructuring and impairment charges (Adjusted EBIT)	$229.5	$214.1	$1,093.5	$845.8